Exhibit 99.1
Castellum, Inc. Announces 2023 Financial Results

BETHESDA, MD., March 21, 2024 - Castellum, Inc. (NYSE-American: CTM), a cybersecurity, electronic warfare, and software engineering services company focused on the federal government, announces its results for the year ended December 31, 2023.
Revenue for 2023 was a record $45.2 million, up from $42.2 million in 2022. Net loss, including $6.9 million of non-cash charges for goodwill impairment due to the Company’s stock price was $17.9 million versus $15.0 million in 2022 when no charge for goodwill was incurred. It is expected that audited financial results for 2023 will be disclosed in its Form 10-K which the Company expects to file with the Securities and Exchange Commission at www.sec.gov after the market closes today.

Management uses a Non-GAAP financial measure, Recurring Cash Operating Profit (“RCOP”), as an important measure of the Company’s operating performance. RCOP increased in each quarter during 2023. From a GAAP 4th quarter operating loss of ($1.5) million, RCOP was $0.36 million for Q4 2023 and excludes non-cash charges such as stock option expense of $1.4 million. See below for a full reconciliation of GAAP operating loss with non-GAAP recurring cash operating profit for Q4 2023. Q3 RCOP was $0.19 million, Q2 RCOP was $0.09 million and Q1 RCOP was ($0.45) million.

“We are pleased to once again report record annual revenue along with an improving recurring cash operating profit,” said Mark Fuller, President and Chief Executive Officer of Castellum. “Our operating performance improved throughout 2023 both in terms of RCOP as well as building our qualified sales pipeline which stands at over $600 million as of today. We now look forward to converting that pipeline into contract wins over the next few months and further improving our RCOP in 2024.”

About Castellum, Inc. (NYSE-American: CTM):

Castellum, Inc. is a cybersecurity, electronic warfare, and software engineering services company focused on the federal government - http://castellumus.com/.

Cautionary Statement Concerning Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “shooting to,” “intend,” “plan,” “foresee,” “likely,” “will,” “would,” “appears,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for revenue growth and new customer opportunities, improvements to cost structure, and profitability. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to compete against new and existing competitors; its ability to effectively integrate and grow its acquired companies; its ability to identify additional acquisition targets and close additional acquisitions; the impact on the Company’s revenue due to a delay in the U.S. Congress approving a federal budget; and the Company’s ability to maintain the listing of its common stock on the NYSE American LLC. For a more detailed description of these and other risk factors, please refer to the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) which can be viewed at www.sec.gov. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Non-GAAP Financial Measures and Key Performance Metrics:

This press release contains Non-GAAP Recurring Cash Operating Profit, which is a Non-GAAP financial measure that is used by management to measure the Company’s operating performance. A reconciliation of this measure to the most directly comparable GAAP financial measure is contained herein. To the extent required, statements disclosing the definition, utility, and purpose of this measure are also set forth herein.

Definition:

Non-GAAP Recurring Cash Operating Profit represents the Company’s GAAP operating loss excluding non-cash charges such as stock-based compensation, depreciation and amortization, and change in value of contingent earnout, as well as non-recurring charges related to the Company’s uplisting or other non-recurring charges.

Utility and Purpose:

The Company discloses Non-GAAP Recurring Cash Operating Profit because this Non-GAAP measure is used by management to evaluate our business, measure its operating performance, and make strategic decisions. We believe Non-GAAP Recurring Cash Operating Profit is useful for investors and others in understanding and evaluating our operating results in the same manner as its management. However, Non-GAAP Recurring Cash Operating Profit is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for GAAP operating loss or any other operating performance measure calculated in accordance with GAAP. Using this Non-GAAP measure to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report a measure titled Non-GAAP Recurring Cash Operating Profit, this measure may be calculated differently from how we calculate this Non-GAAP financial measure, which reduces its overall usefulness as a comparative measure. Because of these inherent limitations, you should consider Non-GAAP Recurring Cash Operating Profit alongside other financial performance measures, including net loss and our other financial results presented in accordance with GAAP.

Castellum, Inc.
Reconciliation of unaudited Non-GAAP Recurring Cash Operating Profit to Operating Loss
Three Months Ended December 31, 2023

Revenues	$ 11,089,833
Gross profit	4,588,252
Operating loss	(1,532,241)

Non-cash charges:
Depreciation and amortization	662,975
Stock based compensation	1,383,578
Change in value of contingent earnout	(157,000)
Total non-cash charges	1,889,553

Non-GAAP Recurring Cash Operating Profit	$ 357,313

Contact:

Mark Fuller, President and CEO
Contact: Info@castellumus.com
Phone: (301) 961-4895

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/81f6c2c4-1435-4068-a7c2-530bc428dce